Exhibit 10.14

CODE SECTION 409A AMENDMENT
to
SEVERANCE AGREEMENT
between
CORNING NATURAL GAS CORPORATION AND KENNETH J. ROBINSON

WHEREAS, Corning Natural Gas Corporation (the “Company”) and Kenneth J. Robinson (the “Executive”) entered an Amended and Restated Severance Agreement (the “Agreement”) dated December 14, 2000; and

WHEREAS, effective as of January 1, 2005, Section 409A was added to the Internal Revenue Code of 1986 for the purpose of imposing certain requirements on non-qualified deferred compensation plans; and

WHEREAS, the parties have concluded that the Agreement is subject to Section 409A and wish to bring its terms into compliance with Section 409A prior to the IRS’s December 31, 2006 deadline for documenting compliance.

NOW, THEREFORE, in consideration of the premises and the material covenants contained herein, the parties agree as follows:

1.              The effective date of this Amendment is January 1, 2005.

2.              Section 1(c) is amended by replacing the introductory phrase “‛Change in Control’ shall mean:” with the following:

“Change in Control” shall mean a change in control that is both (1) a change in control within the meaning of Code Section 409A and (2) a change in control that satisfies the following requirements:

3.            Section 1(g) is amended by deleting the current provision and substituting in its place the following:

“Disability” shall be a disability as this term is defined in Section 409A.

4.            Section 3(a) is amended by adding to the end thereof the following:

Notwithstanding the five-business-days-payment requirement, if at the time of Executive’s termination final IRS guidance on Section 409A provides that payments under agreements of this nature are considered to be made on account of termination of employment rather than on account of a change in control, the payments, or the portion of them under this Agreement considered to be made on account of termination, if lesser, shall be deferred until six months following the Executive’s termination date.

5.            Section 15 is amended by adding to the end thereof the following:

Notwithstanding the foregoing, this Agreement may not be terminated nor may benefits be paid following termination except in accordance with the terms and conditions of Code Section 409A and regulations thereunder.

6.            The following new Section 18 is added to the Agreement immediately following Section 17:

18.          Code Section 409A.

(1)         No Acceleration.   Neither the form of benefit may be changed nor the time of commencement may be accelerated except as expressly provided in this Agreement, including the Section 409A amendment to it, between the parties, and neither party shall have the discretion to accelerate payments.

(2)         Intent to Comply with Section 409A.   This Agreement is intended to comply with Code Section 409A to the extent that its provisions are subject thereto.  The Company has adopted good faith amendments necessary to bring the Agreement into compliance with the terms of this Section as interpreted by guidance issued by the Internal Revenue Service.  To the extent the terms of the Agreement or any amendment fail to qualify for exemption from or satisfy the requirements of Code Section 409A, the Agreement may be operated in compliance with Code Section 409A pending further amendment to the extent authorized by the Internal Revenue Service.  In such circumstances the Agreement and any amendment will be administered in a manner which adheres as closely as possible to their existing terms while complying with Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this amendment to be effective as of January 1, 2005.

Dated: July 28, 2006	CORNING NATURAL GAS CORPORATION

	By:	/s/ Thomas K. Barry
	Title:	President & CEO

Dated: July 28, 2006	/s/ Kenneth J. Robinson
Kenneth J. Robinson, Executive